Exhibit 10.1

June 28, 2017

William L. Hodges

401 May Court

Raleigh, North Carolina 27609

Dear Bill,

I am pleased to extend the terms of your employment with Novan, Inc. (the “Company”) as interim Chief Financial Officer until August 15, 2017 (the “Extension Period”).  This letter amends the terms of your employment, as described in the offer letter dated March 21, 2017 (the “Offer Letter”), during the Extension Period.

Except as otherwise described below, your compensation during the Extension Period will be governed by this paragraph.  Your base salary during the Extension Period will continue as described in the Offer Letter.  In addition, subject to approval by the Compensation Committee of the Company’s Board of Directors, the Company will award you options to purchase 8,000 shares of the Company’s common stock, vesting in full on August 15, 2017, so long as you remain employed by the Company at that date, and having a three year exercise period following your departure from this interim role.  These options will be subject to the terms of the Company’s stock option plan and the standard form stock option agreement, and the number of stock options, vesting schedule and exercise price on the date of grant shall be documented in a stock option grant approved by the Compensation Committee.  You will continue to be eligible to participate in employee benefits and paid time off in accordance with the Company’s current policies.

Please sign and date one (1) copy of this letter and return it to me by June 28, 2017.  Please let me know if you have any questions.

Regards,

/s/ G. Kelly Martin

____________________

G. Kelly Martin

Interim Chief Executive Officer

I agree to the amended terms of employment described above, this 28 day of June, 2017.

/s/ William L. Hodges

____________________

William L. Hodges